EXHIBIT 99

FOR IMMEDIATE RELEASE

CONTACTS:	Investment Community	Media

	James J. Murren President, Chief Financial Officer and Treasurer (702) 693-8877	Alan Feldman Senior Vice President Public Affairs (702) 891-7147

MGM MIRAGE REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

Las Vegas, Nevada, January 28, 2004 — MGM MIRAGE (NYSE: MGG) today reported its fourth quarter and full year 2003 financial results. Adjusted earnings from continuing operations per diluted share (“Adjusted EPS”) increased to $0.38 in the fourth quarter of 2003 from $0.27 in the 2002 quarter. A lower provision for doubtful accounts resulting from strong collection activity contributed approximately $0.05 of this increase. The remaining increase resulted from strong visitor levels and guest spending, despite having 17% of Bellagio’s standard rooms unavailable. As of January 27, 2004, the consensus earnings estimate for the quarter was $0.29 per share, as reported on First Call. For the full year, Adjusted EPS was $1.56 compared to $1.85 in 2002.

Adjusted EPS (and Adjusted Earnings) excludes discontinued operations, preopening and start-up expenses, restructuring costs, property transactions, net management agreement termination fee, reversal of certain tax reserves, and loss on early retirement of debt1. On a GAAP (Generally Accepted Accounting Principles) basis, diluted earnings per share from continuing operations increased to $0.60 for the fourth quarter of 2003 from $0.27 in the 2002 quarter. GAAP diluted EPS, including the results of discontinued operations, was $0.62 in the 2003 period versus $0.25 in 2002.

“Our fourth quarter performance further validates our business model and the hard work and dedication of our employees,” said Terry Lanni, MGM MIRAGE’s Chairman and CEO. “Our resorts hold a clear competitive advantage in times of improving visitation and consumer spending. We believe the enhancements completed in 2003 and underway this year will further strengthen our market leading position.”

2003 Company Highlights

•	Generated net revenues of over $3.9 billion, up 3% from 2002;

•	Borgata opened on July 3, 2003, and has performed well in its first six months;

•	Opened Zumanity, by Cirque du Soleil, at New York-New York, along with the Irish pub Nine Fine Irishmen;

•	Opened Tabu, the Ultra-Lounge, Fiamma Trattoria, by award-winning New York chef Stephen Hanson, and SeaBlue, the latest restaurant from Michael Mina, at MGM Grand Las Vegas;

•	Introduced the new logo and branding campaign for “TI”, Treasure Island, and opened the “Sirens of TI” show at the front of the resort;

•	Completed the rollout of Players Club, the Company’s exclusive player rewards program;

•	Converted a significant portion of the Company’s installed slot base to IGT’s EZ-PayTM cashless gaming system;

•	Invested $588 million of capital in the Company’s resorts, including the Bellagio room remodel and expansion project, new theatres for Zumanity at New York-New York and the Cirque du Soleil show scheduled to open at MGM Grand Las Vegas in 2004, new slot technology, and contributions to Borgata;

•	Made several strategic investments in the United Kingdom in anticipation of reforms to gaming laws and the potential for large-scale casino resort development;

•	Repurchased 13.3 million shares of Company common stock for $443 million. In November 2003, the Company’s Board of Directors approved a new 10 million share repurchase program, of which 8 million shares remained available for purchase as of December 31, 2003;

•	Entered into a new five year, $2.5 billion senior credit facility, consisting of a revolving credit facility of $1.5 billion and a term loan of $1.0 billion;

•	Issued $600 million of 6% Senior Notes due 2009;

•	Reached agreement to sell the Golden Nugget resorts in Las Vegas and Laughlin for $215 million – the transaction closed in January 2004;

•	Completed the sale of 315 acres of land in North Las Vegas, Nevada, for $55 million in October 2003.

Detailed Financial Results

The following table shows key financial results on a Company-wide basis for the fourth quarter and full year.

	Three months ended		Year ended
	December 31,		December 31,

	2003	2002	2003	2002

		(In millions)
Casino revenue, net	$530.0	$495.9	$2,075.6	$2,042.6
Non-casino revenue, net	443.6	426.5	1,833.2	1,749.6
Net revenue	973.6	922.4	3,908.8	3,792.2
Operating income	214.4	144.0	713.1	757.7
Income from continuing operations	88.0	41.9	237.1	295.2
Discontinued operations, net	3.7	(2.9)	6.6	(2.8)
Net income	91.7	39.0	243.7	292.4

Property-level EBITDA[2]	$301.0	$254.6	$1,196.7	$1,198.3
EBITDA (after corporate expense)[2]	283.7	242.9	1,135.2	1,154.5
Adjusted Earnings	55.4	42.5	237.2	295.8

Except where noted, all references in this release to operating results, including statistical information, exclude the results of Golden Nugget Las Vegas, Golden Nugget Laughlin and MGM MIRAGE Online for all periods presented. The results of these operations are classified as discontinued operations.

Net revenue in the fourth quarter increased 6% from the 2002 fourth quarter. This increase was due to strong casino revenues in all of our markets and increased spending by our guests in non-gaming areas. Results were especially strong considering the impact of the Bellagio standard room remodel project, which caused 17% of the resort’s standard rooms to be out of service during the quarter.

Casino revenue increased by 7% in the 2003 quarter. Table games volume, including baccarat, was up 4% from the prior year’s quarter, led by a 5% increase at the Company’s Las Vegas Strip resorts. Table games volumes benefited from an increase in national high-end play over prior year due to effective marketing programs and the continued improvement in economic conditions. Also as a result of the broad economic recovery, and strong collection experience in the quarter, the Company recorded a significantly lower provision for doubtful accounts compared to the 2002 quarter. Table games hold percentages were within a normal range for both periods and were comparable between periods. Company-wide slot revenue in the quarter was up 7% from 2002. Slot revenue at the Company’s Las Vegas Strip resorts was up 9%, led by double-digit increases at MGM Grand Las Vegas and New York-New York. The Mirage, TI and MGM Grand Detroit all realized high single-digit percentage increases in slot revenues. MGM Grand Detroit continues to out-perform the overall Detroit market. The Company’s exclusive player rewards program, Players Club, is now successfully deployed at the Company’s major resorts.

Non-casino revenue was up 4% in the quarter. Hotel revenue was up 3%, with higher occupancy of 88% in the fourth quarter of 2003 versus 85% in 2002, and a higher average daily room rate (“ADR”) of $121 versus $120 in 2002. As a result, revenue per available room (“REVPAR”) was $107, up 5% over REVPAR of $102 in 2002. REVPAR at the Company’s Las Vegas Strip resorts increased 5%, but would have increased 7% adjusting for the approximately 17% fewer available standard rooms at Bellagio during the 2003 quarter. This performance was particularly strong given relatively soft convention attendance during the key November 2003 period.

Food and beverage, entertainment, retail and other revenues were up 5% in the 2003 quarter, despite the closure of the Siegfried & Roy show in early October 2003. The increase resulted primarily from the increases in hotel volumes, as well as the addition of Zumanity and Nine Fine Irishmen Pub at New York-New York, Tabu, Fiamma Trattoria and SeaBlue at MGM Grand Las Vegas, and continued improvement in visitor spending in non-gaming areas.

EBITDA was up 17% for the quarter, reflecting the operating trends described above, the lower provision for doubtful accounts and the results from Borgata, offset by higher corporate expense. Operating income increased 49% over the 2002 quarter, which includes the gain on sale of North Las Vegas land.

Fourth quarter Adjusted Earnings increased by 30% compared to 2002 due to the EBITDA performance, offset by higher net interest expense. Net interest expense increased due to higher average borrowings and the cessation of interest capitalization on the Company’s investment in Borgata, which opened on July 3, 2003.

For the fourth quarter of 2003, Adjusted Earnings excluded a net benefit of $43.0 million ($32.6 million, net of tax) related to the following excluded items:

•	Net gains on property transactions of $31.5 million ($20.5 million, net of tax), including the $36.7 million gain on sale of land in North Las Vegas, offset by $2.2 million of demolition costs, primarily at Bellagio in connection with the Spa Tower expansion, $1.4 million of theatre assets written off at The Mirage in connection with the closure of the Siegfried and Roy show, and other net losses on disposal of assets;

•	Restructuring costs of $1.4 million ($0.9 million, net of tax), primarily related to the closure of the Siegfried and Roy show;

•	Preopening and start-up expenses of $0.5 million ($0.3 million, net of tax);

•	Reversal of tax reserves of $13.4 million related to certain prior tax years for which IRS audits have been completed and statutes of limitation have expired during the quarter.

In the fourth quarter of 2002, items excluded in the determination of Adjusted Earnings included $5.4 million ($3.5 million, net of tax) of preopening and start-up expenses, primarily related to Borgata and Players Club; a restructuring credit of $6.6 million ($4.3 million, net of tax) consisting of a $9.9 million reversal of lease buyout accruals and $3.3 million of contract termination costs; and property transactions, net of $2.1 million ($1.4 million, net of tax) related to assets abandoned or replaced in connection with construction projects.

Income (loss) from discontinued operations includes the results of MGM MIRAGE Online and the Golden Nugget Las Vegas and Golden Nugget Laughlin resorts. Pretax income from discontinued operations was $6 million in the 2003 quarter compared to a loss of $3 million in the 2002 quarter. The prior year quarter included significant expenses related to MGM MIRAGE Online’s start-up efforts. Interest allocated to discontinued operations was $2 million for both periods.

Financial Position

Fourth quarter capital investments of $208 million included required contributions to Borgata of $17 million, $77 million for the Bellagio expansion and standard room remodel, $27 million for construction of the new theatre for Cirque du Soleil at MGM Grand Las Vegas, $9 million related to continued implementation of new slot technology, and other routine capital expenditures.

In November 2003, the Company amended its senior credit facilities, replacing the $2.0 billion revolving credit facility due in 2005 and the $525 million revolving credit facility due in 2004 with a new $2.5 billion senior credit facility. The new senior credit facility consists of a $1.5 billion revolving credit facility due in 2008 and a $1.0 billion term loan that will be paid down 20% over the final three years of the loan, with the remainder due in 2008. As of December 31, 2003, the Company had approximately $885 million of available borrowings under its senior credit facility, with no public debt maturities until 2005.

Also in November 2003, the Company’s Board of Directors approved a new 10 million share repurchase program. For the year ended December 31, 2003, the Company repurchased 13.3 million shares of common stock for $443 million, of which 1.3 million shares were purchased under the Company’s August 2001 authorization, 10 million shares were repurchased under the February 2003 authorization, and 2 million shares were repurchased under the November 2003 authorization, leaving 8 million shares available for future purchase. Fourth quarter share repurchases totaled 6 million at a cost of $214 million.

“We continue to invest our funds in a way which maximizes shareholder value,” said MGM MIRAGE President, CFO and Treasurer Jim Murren. “We are capitalizing on the historically low interest rate environment to further enhance our resorts, and position ourselves for potential future growth in domestic and international markets. At the same time, we appreciate the value of a strong balance sheet.”

Outlook

“At this point, the current earnings estimate consensus of $0.43 per share for the first quarter of 2004, as reported on First Call on January 27, 2004 appears reasonable. As always, the first quarter is difficult to forecast because of the significant impact of Chinese New Year and the Superbowl,” Mr. Murren said. “However, we continue to see signs of sequential improvements in visitation and spending among our customers.” The Company’s guidance includes the ongoing impact of business interruption resulting from the Bellagio standard room remodel project, expected to be completed in February 2004, and excludes the expected modest gain on sale of the Golden Nugget resorts.

MGM MIRAGE will hold a conference call to discuss its earnings results and outlook for the first quarter of 2004 at 11:00 a.m. Eastern Daylight Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-634-6528 (international). A complete replay of the conference call will be made available at www.mgmmirage.com.

1 Adjusted Earnings (and Adjusted EPS) is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than income from continuing operations computed in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of GAAP income from continuing operations and EPS to Adjusted Earnings and EPS are included in the financial schedules accompanying this release.

2 EBITDA is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, restructuring, preopening and start-up expenses, and property transactions, net. EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of operating income to EBITDA are included in the financial schedules accompanying this release.

* * *

MGM MIRAGE (NYSE: MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 12 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 40,000 employees committed to that result. Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas - The City of Entertainment, The Mirage, TI, New York — New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company is also a 50-percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE owns and operates MGM Grand Australia in Darwin, Australia, and holds a 25 percent interest in casino developer Metro Casinos Limited of Great Britain. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002

Revenues:
Casino	$529,962	$495,900	$2,075,569	$2,042,626
Rooms	201,897	196,170	835,938	798,562
Food and beverage	191,901	178,484	765,242	711,373
Entertainment, retail and other	155,618	152,510	647,710	637,791

	1,079,378	1,023,064	4,324,459	4,190,352
Less: Promotional allowances	105,795	100,665	415,643	398,104

	973,583	922,399	3,908,816	3,792,248

Expenses:
Casino	267,987	255,169	1,055,536	1,019,761
Rooms	58,574	56,093	236,050	212,337
Food and beverage	114,985	107,250	441,549	396,273
Entertainment, retail and other	104,763	101,637	428,834	404,158
Provision for doubtful accounts	(5,697)	7,408	12,570	27,675
General and administrative	148,257	147,492	591,155	566,080
Corporate expense	17,317	11,671	61,541	43,856
Preopening and start-up expenses	507	5,415	29,266	14,141
Restructuring costs (credit)	1,410	(6,600)	6,597	(17,021)
Property transactions, net	(31,485)	2,134	(18,336)	14,712
Depreciation and amortization	98,802	97,983	404,597	384,890

	775,420	785,652	3,249,359	3,066,862

Income from unconsolidated affiliates	16,258	7,268	53,612	32,361

Operating income	214,421	144,015	713,069	757,747

Non-operating income (expense):
Interest income	927	889	4,310	4,306
Interest expense, net	(90,376)	(80,075)	(341,114)	(286,636)
Non-operating items from unconsolidated affiliates	(6,179)	(124)	(10,401)	(1,335)
Other, net	(1,697)	(101)	(12,160)	(7,611)

	(97,325)	(79,411)	(359,365)	(291,276)

Income from continuing operations before income taxes	117,096	64,604	353,704	466,471
Provision for income taxes	(29,071)	(22,718)	(116,592)	(171,271)

Income from continuing operations	88,025	41,886	237,112	295,200

Discontinued operations
Income (loss) from discontinued operations, including loss on disposal of $6,735 (twelve months 2003)	5,604	(2,525)	6,031	(661)
Benefit (provision) for income taxes	(1,894)	(317)	554	(2,104)

	3,710	(2,842)	6,585	(2,765)

Net income	$91,735	$39,044	$243,697	$292,435

Per share of common stock:
Basic:
Income from continuing operations	$0.61	$0.27	$1.59	$1.87
Discontinued operations	0.03	(0.02)	0.05	(0.02)

Net income per share	$0.64	$0.25	$1.64	$1.85

Weighted average shares outstanding	143,918	155,387	148,930	157,809

Diluted:
Income from continuing operations	$0.60	$0.27	$1.56	$1.85
Discontinued operations	0.02	(0.02)	0.05	(0.02)

Net income per share	$0.62	$0.25	$1.61	$1.83

Weighted average shares outstanding	147,708	157,229	151,592	159,940

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF GAAP INCOME FROM CONTINUING OPERATIONS AND EPS TO ADJUSTED EARNINGS AND EPS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002

Income from continuing operations	$88,025	$41,886	$237,112	$295,200
Preopening and start-up expenses, net	330	3,520	19,023	9,192
Restructuring costs (credit), net	916	(4,290)	4,288	(11,064)
Property transactions, net	(20,465)	1,387	(11,918)	9,563
Management agreement termination fee, net	—	—	—	(7,419)
Reversal of tax reserves	(13,391)	—	(13,391)	—
Loss on debt retirements, net	—	—	2,109	328

Adjusted earnings	$55,415	$42,503	$237,223	$295,800

Per diluted share of common stock:
Income from continuing operations	$0.60	$0.27	$1.56	$1.85
Preopening and start-up expenses, net	—	0.02	0.13	0.06
Restructuring costs (credit), net	0.01	(0.03)	0.03	(0.07)
Property transactions, net	(0.14)	0.01	(0.08)	0.06
Management agreement termination fee, net	—	—	—	(0.05)
Reversal of tax reserves	(0.09)	—	(0.09)	—
Loss on debt retirements, net	—	—	0.01	—

Adjusted EPS	$0.38	$0.27	$1.56	$1.85

Weighted average diluted shares outstanding	147,708	157,229	151,592	159,940

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — NET REVENUES BY RESORT
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002

Bellagio	$232,686	$232,163	$966,679	$970,867
MGM Grand Las Vegas	193,954	190,840	752,932	734,086
The Mirage	136,041	133,824	579,897	554,061
Treasure Island	87,788	81,006	351,924	343,673
New York-New York	74,083	56,464	267,808	218,298
MGM Grand Detroit	101,350	95,130	396,349	391,064
Beau Rivage	73,196	66,750	299,550	290,585
Other operations	74,485	66,222	293,677	289,614

	$973,583	$922,399	$3,908,816	$3,792,248

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — EBITDA BY RESORT
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002

Bellagio	$68,089	$67,985	$291,761	$336,304
MGM Grand Las Vegas	57,434	50,644	221,504	212,877
The Mirage	42,341	31,966	162,899	152,151
Treasure Island	22,002	19,986	90,325	95,004
New York-New York	25,946	21,010	100,257	86,145
MGM Grand Detroit	38,042	34,229	149,934	157,540
Beau Rivage	16,790	10,792	71,593	60,086
Other operations	14,070	10,738	54,849	65,857
Income from unconsolidated affiliates	16,258	7,268	53,612	32,361

	$300,972	$254,618	$1,196,734	$1,198,325

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO EBITDA
(In thousands)
(Unaudited)

Three Months Ended December 31, 2003

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA

Bellagio	$46,610	$19,711	$—	$—	$1,768	$68,089
MGM Grand Las Vegas	34,001	22,753	165	—	515	57,434
The Mirage	25,451	12,337	—	1,623	2,930	42,341
Treasure Island	13,965	8,143	—	—	(106)	22,002
New York-New York	17,557	8,173	(77)	(36)	329	25,946
MGM Grand Detroit	30,160	7,859	—	—	23	38,042
Beau Rivage	11,752	5,296	—	—	(258)	16,790
Other operations	8,338	5,765	—	—	(33)	14,070
Unconsolidated affiliates	16,258	—	—	—	—	16,258

	204,092	90,037	88	1,587	5,168	300,972
Corporate and other	10,329	8,765	419	(177)	(36,653)	(17,317)

	$214,421	$98,802	$507	$1,410	$(31,485)	$283,655

Three Months Ended December 31, 2002

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs (credit)	net	EBITDA

Bellagio	$41,819	$26,166	$—	$—	$—	$67,985
MGM Grand Las Vegas	24,715	21,170	369	3,265	1,125	50,644
The Mirage	18,658	13,308	—	—	—	31,966
Treasure Island	10,810	8,659	—	—	517	19,986
New York-New York	25,329	5,516	30	(9,865)	—	21,010
MGM Grand Detroit	25,701	8,528	—	—	—	34,229
Beau Rivage	5,642	5,150	—	—	—	10,792
Other operations	5,407	5,331	—	—	—	10,738
Unconsolidated affiliates	3,835	—	3,433	—	—	7,268

	161,916	93,828	3,832	(6,600)	1,642	254,618
Corporate and other	(17,901)	4,155	1,583	—	492	(11,671)

	$144,015	$97,983	$5,415	$(6,600)	$2,134	$242,947

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO EBITDA — continued
(In thousands)
(Unaudited)

Twelve Months Ended December 31, 2003

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA

Bellagio	$189,766	$99,339	$—	$—	$2,656	$291,761
MGM Grand Las Vegas	119,633	86,054	1,731	3,881	10,205	221,504
The Mirage	108,204	49,470	—	1,923	3,302	162,899
Treasure Island	56,892	33,483	—	178	(228)	90,325
New York-New York	68,881	26,595	4,310	142	329	100,257
MGM Grand Detroit	116,278	32,655	450	—	551	149,934
Beau Rivage	50,740	19,936	—	—	917	71,593
Other operations	31,489	23,019	—	—	341	54,849
Unconsolidated affiliates	34,286	—	19,326	—	—	53,612

	776,169	370,551	25,817	6,124	18,073	1,196,734
Corporate and other	(63,100)	34,046	3,449	473	(36,409)	(61,541)

	$713,069	$404,597	$29,266	$6,597	$(18,336)	$1,135,193

Twelve Months Ended December 31, 2002

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs (credit)	net	EBITDA

Bellagio	$243,849	$96,217	$—	$(3,762)	$—	$336,304
MGM Grand Las Vegas	126,568	84,761	369	54	1,125	212,877
The Mirage	103,619	51,980	—	(3,448)	—	152,151
Treasure Island	60,387	34,100	—	—	517	95,004
New York-New York	63,003	32,977	30	(9,865)	—	86,145
MGM Grand Detroit	129,653	23,133	—	—	4,754	157,540
Beau Rivage	29,370	22,892	—	—	7,824	60,086
Other operations	42,731	23,126	—	—	—	65,857
Unconsolidated affiliates	24,604	—	7,757	—	—	32,361

	823,784	369,186	8,156	(17,021)	14,220	1,198,325
Corporate and other	(66,037)	15,704	5,985	—	492	(43,856)

	$757,747	$384,890	$14,141	$(17,021)	$14,712	$1,154,469

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — HOTEL STATISTICS
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002

Bellagio
Occupancy %	95.9%	92.2%	95.4%	93.6%
Average daily rate (ADR)	$235	$228	$230	$219
Revenue per available room (REVPAR)	$226	$210	$220	$205
MGM Grand Las Vegas
Occupancy %	87.8%	85.6%	92.8%	90.6%
Average daily rate (ADR)	$119	$113	$116	$110
Revenue per available room (REVPAR)	$104	$97	$108	$100
The Mirage
Occupancy %	92.1%	87.6%	94.9%	93.1%
Average daily rate (ADR)	$140	$135	$138	$135
Revenue per available room (REVPAR)	$129	$119	$131	$126
Treasure Island
Occupancy %	95.7%	94.9%	96.9%	95.8%
Average daily rate (ADR)	$106	$100	$103	$99
Revenue per available room (REVPAR)	$101	$95	$100	$95
New York-New York
Occupancy %	94.7%	92.3%	97.5%	94.6%
Average daily rate (ADR)	$101	$96	$98	$92
Revenue per available room (REVPAR)	$95	$89	$95	$87
Beau Rivage
Occupancy %	84.3%	88.0%	91.0%	91.2%
Average daily rate (ADR)	$89	$79	$93	$90
Revenue per available room (REVPAR)	$75	$70	$85	$82
Other operations
Occupancy %	69.1%	60.7%	68.9%	64.7%
Average daily rate (ADR)	$42	$45	$44	$44
Revenue per available room (REVPAR)	$29	$27	$30	$28

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$178,047	$211,234
Accounts receivable, net	139,475	139,935
Inventories	65,189	68,001
Income tax receivable	9,901	—
Deferred income taxes	49,286	84,348
Prepaid expenses and other	89,641	86,311
Assets held for sale	226,082	—

Total current assets	757,621	589,829

Property and equipment, net	8,681,339	8,762,445
Other assets:
Investments in unconsolidated affiliates	756,012	710,802
Goodwill and other intangible assets, net	267,668	256,108
Deposits and other assets, net	247,070	185,801

Total other assets	1,270,750	1,152,711

	$10,709,710	$10,504,985

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$85,439	$69,959
Income taxes payable	—	637
Current portion of long-term debt	9,008	6,956
Accrued interest on long-term debt	87,711	80,310
Other accrued liabilities	559,445	592,206
Liabilities related to assets held for sale	23,456	—

Total current liabilities	765,059	750,068

Deferred income taxes	1,765,426	1,769,431
Long-term debt	5,521,890	5,213,778
Other long-term obligations	123,547	107,564
Stockholders’ equity:
Common stock ($.01 par value: authorized 300,000,000 shares, issued 168,268,213 and 166,393,025 shares and outstanding 143,096,213 and 154,574,225 shares)	1,683	1,664
Capital in excess of par value	2,171,625	2,125,626
Deferred compensation	(19,174)	(27,034)
Treasury stock, at cost (25,172,000 and 11,818,800 shares)	(760,594)	(317,432)
Retained earnings	1,133,903	890,206
Accumulated other comprehensive income (loss)	6,345	(8,886)

Total stockholders’ equity	2,533,788	2,664,144

	$10,709,710	$10,504,985